Exhibit 10.5
CHENIERE ENERGY, INC.
2020 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    Award. Cheniere Energy, Inc., a Delaware corporation (the “Company”), has awarded the undersigned Participant (for purposes of this Agreement, the “Participant”) restricted stock units (this “Award”) effective as of the date set forth on the signature page hereto (the “Grant Date”) pursuant to the Company’s 2020 Incentive Plan (as amended or restated from time to time, the “Plan”). Unless otherwise defined in this Restricted Stock Unit Award Agreement (this “Agreement”), capitalized terms used herein shall have the meanings assigned to them in the Plan.
2.    Restricted Stock Units. The Company hereby awards the Participant the number of restricted stock units set forth in Schedule A (the “RSUs”). Each RSU constitutes an unfunded and unsecured promise by the Company to deliver (or cause to be delivered) one share of common stock, $0.003 par value per share, of the Company (a “Share”) or the value thereof. The RSUs will be subject to vesting in accordance with Paragraph 3 below.
3.    Vesting. Subject to the Participant’s continued employment and Paragraphs 4 and 5, the RSUs shall vest on the date or dates set forth in Schedule A (each, a “Vesting Date”).
4.    Termination of Employment or Services.
(A)    Upon the termination of the Participant’s employment with the Company or an Affiliate (1) by the Company or an Affiliate due to the Disability of the Participant while performing Continuous Service or (2) due to the death of the Participant while performing Continuous Service, unvested RSUs shall vest in full immediately subject, in the case of a termination due to Disability, to the Participant’s execution and delivery to the Company (and non-revocation of) a release of claims that becomes fully effective and irrevocable within fifty-five (55) days following the date of termination. If a release is not timely executed and delivered by the Participant to the Company, or if such release is timely executed and delivered but is subsequently revoked by the Participant, then the Participant will automatically forfeit the unvested RSUs covered by this Award effective as of the date of termination of employment.
(B)    Except as otherwise provided in (A) the Plan, this Agreement or other agreement between the Company and the Participant, (B) any severance plan under which the Participant is eligible for benefits (“Severance Plan”) or (C) the Company’s Retirement Policy if applicable to the Participant, the Participant will automatically forfeit any unvested RSUs covered by this Award on the termination, resignation, or removal of the Participant from employment with or services to the Company and its Affiliates for any reason. In the event of any conflict among such arrangements, this Award will be treated in accordance with such arrangement that provides the Participant the most favorable treatment. In the event that the Participant is eligible for benefits under a Severance Plan that is terminated prior to the date on which the Participant’s employment terminates and no successor plan governs the treatment of the unvested RSUs on a termination of employment, then the unvested RSUs will be treated in accordance with the terms, conditions, and covenants set forth in the Severance Plan and exhibits thereto as it existed immediately prior to its termination.
5.    Change in Control. In the event of a Change in Control of the Company, this Award will be treated in accordance with the Plan, Severance Plan or other agreement between the Company and the Participant, if applicable, and in the event of any conflict among such arrangements, this Award will be treated in accordance with such arrangement that provides the Participant the most favorable treatment.
6.    Settlement; Dividend Equivalents; Withholding of Taxes.
(A)    Subject to the Severance Plan or Retirement Policy, if applicable, and Paragraph 6(B), one Share will be delivered in respect of each vested RSU on or as soon as reasonably practicable, but in no event later than the sixtieth (60th) day, following the date on which the RSUs vest as determined in accordance with Paragraph 3, 4 or 5; provided, however, that if vesting is contingent on the effectiveness of a release of claims, and the release period begins in one taxable year and ends in a subsequent taxable year, then the Shares will be delivered in such subsequent taxable year. Notwithstanding the foregoing, in lieu of all or any portion of the Shares otherwise deliverable in respect of the vested RSUs, the Committee may permit the Participant to elect to receive a cash amount equal to all or a portion of the number of such Shares multiplied by the Fair Market Value of a Share. Such election will be made pursuant to a form containing such terms as the Committee shall determine. The Fair Market Value of a vested RSU shall equal the average closing price of a Share for the 45 trading days preceding the end of the vesting period as reported on the New York Stock Exchange. All ordinary cash dividends that would have been paid upon any Shares deliverable in respect of the vested RSUs (whether such vested RSUs are settled in cash or Shares) had such Shares been issued as of the Grant Date (as determined by the Committee) will be paid to the Participant (without interest) on the date on which the RSUs are settled in accordance with this Paragraph 6(A) to the extent that the RSUs vest.
(B)    The Company’s obligation to deliver Shares or cash under this Award is subject to the payment of all federal, state and local income, employment and other taxes required to be withheld or paid by the Company in connection with this Award. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any withholding obligations, provided, however, that except as otherwise agreed in writing by the Participant and the Company, if the Participant is an Executive Officer or an individual subject to Rule 16b-3, such tax withholding obligations will be effectuated by the Company withholding a number of Shares and/or an amount of cash that would otherwise be issued and delivered in respect of the RSUs with a Fair Market Value equal to the amount of such tax withholding obligations (at the minimum withholding tax rate required by the Code).
7.    Participant Covenants.
(A)    Non-Competition. In exchange for the promises set forth herein, including the consideration set forth in Paragraph 1, and in order to protect the Company’s goodwill, Confidential Information (as defined in Section 7(c) and in related agreements), and other legitimate business needs, during the Participant’s employment with the Company and/or its Affiliates and for one year following the Participant’s termination of employment for any reason, the Participant will not, directly or indirectly, alone or jointly, with any person or entity:
(1) own (wholly or partially), possess an interest in, solicit the business of the vendors, suppliers or customers of the Company for, or finance any business or person that is engaged in business activities anywhere in the Territory that are competitive with the Business (as defined below), provided, however, the Participant shall not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation.

(2) employed by, manage, operate, provide services to, consult, or advise any business or person that is engaged in activities anywhere in the Territory that are competitive with the Business in which (i) the Participant would perform any duties or responsibilities which are similar to those Participant performed on behalf of the Company in any capacity (whether prior to the execution of this Agreement or after the execution of this Agreement), or (ii) whereby Participant would use or disclose (or may use or disclose) any Confidential Information to perform any duties or responsibilities for any such business or person;
provided, however, if the Participant voluntarily resigns without Good Reason (as defined in the Severance Plan), and not due to a Qualifying Retirement (as defined in the Retirement Policy), within three years following the Grant Date, this Paragraph 7(A) will only apply in the event the Company elects to make the payments set forth in Paragraph 7(E) subject to the requirements of that Paragraph 7(E). For purposes of this Paragraph 7(A), “Territory” means anywhere in which the Company engages in Business and “Business” means the business of (i) selling, marketing, trading, or distributing liquefied natural gas and/or (ii) designing, permitting, constructing, developing or operating liquefied natural gas facilities and/or (iii) trading natural gas on behalf of a liquefied natural gas facility or facilities. Notwithstanding the foregoing, the Participant shall not be prohibited from being employed by, or consulting for, an entity that has a division immaterial to the business of such entity in the aggregate, which division may compete with, or could assist another in competing with, the Company in the Business in the Territory (a “Competitive Division”), so long as the Participant is not employed in, and does not perform work for or otherwise provide services to, the Competitive Division.
(B)    Non-Solicitation. In exchange for the promises set forth herein, including the consideration set forth in Paragraph 1, and in order to protect the Company’s goodwill and other legitimate business needs, during the Participant’s employment with the Company and/or its Affiliates and for one year following the Participant’s termination of employment for any reason, the Participant will not, directly or indirectly, do any of the following or assist any other person, firm, or entity to do any of the following: (a) solicit on behalf of the Participant or another person or entity, the employment or services of, or hire or retain, any person who is employed by or is a substantially full-time consultant or independent contractor to the Company or any of its subsidiaries or affiliates, or was within six (6) months prior to the action; (b) induce or attempt to induce any employee of the Company or its affiliates to terminate that employee’s employment with the Company or such subsidiary or affiliate; (c) induce or attempt to induce any consultant or independent contractor doing business with or retained by the Company or its subsidiaries or affiliates to terminate their consultancy or contractual relationship with the Company or such subsidiary or affiliate or otherwise reduce the services they provide to the Company or such subsidiary or affiliate or (d) interfere with the relationship of the Company or any of its subsidiaries or affiliates with any vendor or supplier.
(C)    Confidentiality. During employment and thereafter, the Participant shall maintain the confidentiality of the following information (collectively, “Confidential Information”): proprietary technical and business information relating to any Company plans, analyses or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company’s services and products, including components and partsthereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company’s agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company’s legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently confidential, proprietary, and secret to derive economic value from not being generally known including with respect to intellectual property inventions and work product. The Participant shall maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the information of or belonging to the Company or to any agent, joint venture, contractor, customer, vendor, or supplier of the Company regardless of its form, without the prior written explicit consent of the Company. The Participant acknowledges that the foregoing information is not generally known, is highly confidential and constitutes trade secrets or confidential information of the Company. The Participant shall take reasonable precautions to protect the inadvertent disclosure of information.
The foregoing shall not apply to information that the Participant is required to disclose by applicable law, regulation, or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from reporting possible violations of federal, state or local law or regulation to any government agency or entity, filing a charge with or participating in an investigation conducted by any government agency or entity, or making other disclosures that are protected under whistleblower provisions of law.  The Participant does not need prior authorization to make such reports or disclosures and is not required to notify the Company that the Participant has made any such report or disclosure. The Company does not waive confidentiality or any applicable privilege.
(D)    Non-Disparagement. During employment and thereafter, the Participant shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, the Company, its affiliates or any of their respective officers, directors, managers, employees or partners.
(E)    Voluntary Resignation. If (a) the Participant voluntarily resigns without Good Reason (and not due to a Qualifying Retirement) within three years following the Grant Date and (b) the Company elects to enforce the covenants in Paragraph 7(A), then the Company agrees, as further consideration for such covenants, to continue to pay the Participant his or her base salary (at the rate in effect at the time of the Participant’s voluntary resignation) in accordance with the Company’s regular payroll dates for one year following the date of such voluntary resignation. The payment of the Participant’s base salary in accordance with this Paragraph 7(E) will begin on the first payroll after the 60th day following the Participant’s voluntary resignation (with the first payment including the aggregate amount that would have been paid in the first sixty (60) days) subject to the Participant’s execution and delivery to the Company (and non-revocation) of a Release Agreement that becomes fully effective and irrevocable within fifty-five (55) days following the date of voluntary resignation. If a Release Agreement is not timely executed and delivered to the Company by the Participant, or if such Release Agreement is timely executed and delivered but is subsequently revoked by the Participant, then the Participant will not be entitled to the base salary continuation set forth in this Paragraph 7(E). The Participant agrees to promptly notify the Company of the date on which the Participant begins employment with a new employer in compliance with this Paragraph 7 (the “Commencement Date”) within 12 months following the Participant’s voluntary resignation. The Company will not have any obligation to pay the Participant’s base salary in accordance with this Paragraph 7(E) after the Commencement Date.

(F)    Participant Acknowledgements.
(i)    The Participant agrees that the restrictions in this Paragraph 7 are reasonable in light of the scope of the Company’s business operations, the Participant’s position within the Company, the interests which the Company seeks to protect, and the consideration provided to the Participant. The Participant agrees that these restrictions go only so far as to protect the Company’s business and business interests, and that those interests are worth protecting for the continued success, viability, and goodwill of the Company.

(ii)    The Participant expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing, and irreparable injury to the Company and its subsidiaries and affiliates for which monetary damages alone would not be a sufficient remedy. Therefore, the Participant hereby agrees that, in addition to any other remedy that may be available to the Company (including pursuant to Paragraph 9), in the event of any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction, without the requirement of posting bond or the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Without limitation on the Company’s rights under the foregoing sentence or under Paragraph 9, (a) in the event of any actual breach of any of the terms and/or conditions set forth in Paragraph 7(A) or 7(B) during the term of such covenants, or (b) in the event of any actual breach of any of the terms and/or conditions set forth in Paragraphs 7(C) or (D) of this Agreement prior to the first anniversary of the date on which the Participant’s employment terminates for any reason: (i) if the Award is unvested, then the Award will immediately be forfeited for no consideration; (ii) the Company will cease to be obligated to furnish the Participant any further payments or deliveries pursuant to this Agreement; and (iii) the Participant shall promptly repay to the Company an amount equal to the gain realized in respect of this Award within the three preceding years (which gain shall be deemed to be an amount equal to the aggregate (x) cash amount and (y) with respect to Shares, the Fair Market Value, on each of the date(s) on which the Award is settled, of the Shares delivered to the Participant under this Award within such three-year period); provided that the foregoing repayment obligations, and the cessation of further payments and benefits, shall be without prejudice to the Company’s other rights.

(iii)    Notwithstanding any other provision to the contrary, the Participant acknowledges and agrees that the restrictions set forth in this Paragraph 7, as applicable, shall be tolled during any period of violation of any of the covenants therein and during any other period required for litigation during which the Company seeks to enforce such covenants against the Participant.

8.    Cooperation. Following the termination of the Participant’s employment with the Company for any reason, the Participant agrees (i) to reasonably cooperate with the Company and its directors, officers, attorneys and experts, and take all actions the Company may reasonably request, including but not limited to cooperation with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which the Participant was involved or had knowledge during the Participant’s employment with the Company and (ii) that, if called upon by the Company, the Participant will provide assistance with respect to business, personnel or other matters which arose during the Participant’s employment with the Company or as to which the Participant has relevant information, knowledge or expertise, with such cooperation including, but not limited to, completing job tasks in progress, transitioning job tasks to other Company personnel, responding to questions and being available for such purposes. Any cooperation requests shall take into account the Participant’s personal and business commitments, and the Participant shall be reasonably compensated for the Participant’s time (if appropriate for the matter) and further reimbursed for any documented expenses (including reasonable attorney’s fees) incurred in connection with such cooperation within thirty (30) days of the Participant providing an invoice to the Company.

9.    Forfeiture/Clawback.
(A)    The delivery of Shares or cash under this Award is subject to any policy (whether in existence as of the Grant Date or later adopted) established by the Company or required by applicable law providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
(B)    In addition to Paragraph 9(A) and notwithstanding anything to the contrary in this Agreement, if the Board or Committee determines that the Participant has, without the consent of the Company, violated a non-competition, non-solicitation or non-disclosure covenant (including the covenants in Paragraph 7) between the Participant and the Company or any Affiliate, then the Board or Committee may in its sole discretion (i) determine that all or any portion of any unvested RSUs shall be forfeited for no consideration and/or (ii) require the Participant to promptly repay to the Company any gain realized in respect of this Award within the three years preceding the date on which the Board or Committee determines that any of the events described above has occurred (which gain shall be deemed to be an amount equal to the aggregate (x) cash amount and (y) with respect to Shares, the Fair Market Value, on each of the date(s) on which the Award is settled, of the Shares delivered to the Participant under this Award within such three-year period). Unless otherwise required by law, the provisions of this Paragraph 9(B) shall apply during the Participant’s employment with the Company and/or its Affiliates and for one year following the Participant’s termination of employment for any reason. The foregoing forfeiture and repayment obligations shall be without prejudice to any other rights that the Company may have.
10.    Effect of the Plan. This Award is subject to all of the provisions of the Plan and this Agreement, together with all of the rules and determinations from time to time issued by the Committee and/or the Board pursuant to the Plan, including the restrictions in the Plan on the transferability of awards. In the event of a conflict between any provision of the Plan and this Agreement, the provisions of this Agreement shall control but only to the extent such conflict is permitted under the Plan. By accepting this Award, the Participant acknowledges that he or she has received a copy of the Plan and agrees that the Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with applicable securities and other applicable laws, rules or regulations, or with this document or the terms of the Plan, the Severance Plan or the Cheniere Retirement Plan, as applicable.
11.    Amendment and Termination; Waiver. This Agreement, together with the Plan, constitutes the entire agreement by the Participant and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Participant and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended or terminated by the Company in a manner that would be materially adverse to the Participant without the written consent of the Participant, provided that the Company may amend this Agreement unilaterally (a) as provided in the Plan or (b) if the Company determines that an amendment is necessary to comply with applicable law (including the requirements of the Code). Any provision for the benefit of the Company contained in this Agreement may be waived in writing, either generally or in any particular instance, by the Company. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
12.    Unsecured Obligation. The Company’s obligation under this Agreement shall be an unfunded and unsecured promise. The Participant’s right to receive the payments and benefits contemplated hereby from the Company under this Agreement shall be no greater than the right of any unsecured general creditor of the Company, and the Participant shall not have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.
13.    No Right To Continued Employment. Neither this Award nor anything in this Agreement shall confer upon the Participant any right to continued employment with the Company (or its Affiliates or their respective successors) or shall interfere in any way with the right of the Company (or its Affiliates or their respective successors) to terminate the Participant’s employment at any time.
14.    Tax Matters; No Guarantee of Tax Consequences. This Agreement is intended to be exempt from, or to comply with, the requirements of Section 409A of the Code and this Agreement shall be interpreted accordingly; provided that in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.
15.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law (in which case such federal law shall apply).
16.    Severability; Interpretive Matters. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural and vice versa. The terms “includes” or “including” in this Agreement shall be construed as “including without limitation”, so that terms following “includes” or “including” are not exhaustive. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement granted hereunder for construction or interpretation. The Parties hereby irrevocably submit to the exclusive jurisdiction of the applicable state or federal courts located in Harris County, Texas.
17.    Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.
[Remainder of Page Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date indicated below.

COMPANY:

CHENIERE ENERGY, INC.
By:
Name:
Title:

I hereby accept the Award subject to all of the terms and provisions hereof. I acknowledge and agree that the Award shall vest and become payable, if at all, only during the period of my continued service with the Company or as otherwise provided in this Agreement (not through the act of issuing the Award).

PARTICIPANT:
By:
Name:

Grant Date:

Schedule A

●    RSUs:
●    Vesting Dates:

8